Exhibit 99.1
                            NEWS RELEASE

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Jeremy D. King                        Regions News Online: regions.doingmoretoday.com
Regions Bank
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Regions Bank Announces Retirement of Ronnie Smith, Appointment of Brian Willman as Head of Corporate Banking Group

Experienced Corporate Banking Group team positioned to build on Regions’ legacy of customized services for business clients.

BIRMINGHAM, Ala. – Aug. 13, 2024 – Regions Bank on Tuesday announced Ronnie Smith, head of the company’s Corporate Banking Group, will retire at the end of the year following more than four decades of service to Regions and its predecessor banks.

Brian Willman, head of Commercial Banking for Regions, will succeed Smith as head of Regions’ Corporate Banking Group. Nikki Stephenson, head of Credit Products for Regions, will be elevated to serve as head of Commercial Banking.

Smith began his career in 1981 at Deposit Guaranty National Bank in Mississippi, one of the banks that would ultimately combine to become Regions in the years that followed. Known for his dedication to clients and communities, Smith held numerous leadership roles before he was named head of Regions’ Corporate Banking Group in 2018.

“Ronnie’s leadership and integrity exemplify how we serve our customers. He leads by example, taking the time to understand what’s most important to business clients – and then guiding our teams in developing tailored financial solutions to help clients reach their goals,” said John Turner, Chairman, President and CEO of Regions Financial Corp. “As a member of Ronnie’s team, Brian Willman shares in Regions’ commitment to superior service. Brian’s ability to build strong teams and his experience helping business owners and managers achieve success will ensure our Corporate Banking Group remains well positioned to continue exceeding the expectations of the businesses we serve.”

As head of the Corporate Banking Group, Willman will report directly to Turner. A 15-year veteran of Regions, Willman joined the bank in 2009 as community banking executive serving Georgia and South Carolina. He was later elevated to further leadership roles, including area president for South Alabama and the Florida Panhandle, as well as chief operating officer for Commercial Banking. He became head of Commercial Banking in early 2020.

“Regions distinguishes itself in the marketplace through the quality of our bankers and our collaborative, team-based approach toward serving a wide range of businesses and industries,” Willman said. “Our team’s experience and expertise, combined with a dedicated focus on helping our clients achieve their strategic goals, define our measure of success.”

Willman added, “Ronnie Smith has championed collaboration and innovation throughout his career with the bank, and we will strive every day to build on the legacy of service he has instilled across the Corporate Banking Group.”

In her new role, Stephenson will report directly to Willman, leveraging over 16 years of experience meeting the financial needs of Regions’ business clients. Stephenson joined Regions’ Capital Markets division in 2008 from

SunTrust Bank and has held a number of leadership roles throughout her tenure. Her background includes years of capital-raising experience for middle market clients, large corporate organizations, and private equity firms.

“Our customer-centric approach enables Regions to serve as a steady, trusted source of quality financial guidance and customized insights,” Stephenson said. “Clients recognize they are getting more value as we deliver a broad range of experience, coupled with consistent innovations that make banking more convenient and more intuitive. Our teams are working hand-in-hand with customers to meet complex financial needs today, while helping position those clients for even greater success tomorrow.”

Smith, Willman and Stephenson will work closely with each other and additional leaders from Regions’ Corporate Banking Group to ensure a smooth transition of leadership in the coming months.

Smith reflected on his tenure with the bank, pointing out that while a lot has changed over time, at its core, banking is still a ‘people’ business.

“While both the industry and the logos on my business card have changed throughout my career, it’s what hasn’t changed that I will miss most – the people I’ve been privileged to work with,” Smith said. “Throughout my career, the quality of people I’ve been blessed to work alongside hasn’t changed. Knowing I have been part of a team with a shared purpose and a commitment to raising the bar and achieving excellence means the most to me. I am confident Brian will provide solid leadership that will empower the Corporate Banking Group to continue doing great things together. And Nikki’s experience and passion for service will guide our Commercial Banking teams in consistently finding new ways to deliver Regions’ best for the businesses we serve.”

About Regions Financial Corporation
Regions Financial Corporation (NYSE:RF), with $154 billion in assets, is a member of the S&P 500 Index and is one of the nation’s largest full-service providers of consumer and commercial banking, wealth management, and mortgage products and services. Regions serves customers across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates approximately 1,250 banking offices and more than 2,000 ATMs. Regions Bank is an Equal Housing Lender and Member FDIC. Additional information about Regions and its full line of products and services can be found at www.regions.com.